UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________
SCHEDULE 14A
________________________________
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
GUILD HOLDINGS COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

We deliver the promise of home

2025 Proxy Statement

Guild mortgage

"In neighborhoods and communities everywhere, we deliver the promise of home."

April 14, 2025

Dear Stockholders:
You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Guild Holdings Company (the “Company”) at 9:00 a.m., Pacific Time, on Tuesday, May 27, 2025. This year’s Annual Meeting will be held entirely online. Stockholders may participate in this year’s annual meeting by visiting the following website www.virtualshareholdermeeting.com/GHLD2025. You will not be able to attend the meeting physically in person.
We have elected to provide access to our proxy materials over the internet by mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders who have not previously requested to receive our proxy materials by mail or e-mail. The Notice provides information on how stockholders can obtain paper copies of our proxy materials if they so choose.
Your vote is very important! Whether or not you plan to attend the Annual Meeting, we urge you to read the enclosed proxy statement and vote as soon as possible via the Internet, by telephone in accordance with the instructions in the Notice or, if you receive a paper proxy card or voting instruction form in the mail, by mailing the completed proxy card or voting instruction form.
A record of our business activities for the 2024 fiscal year is contained in our 2024 Annual Report on Form 10-K. Thank you for your confidence and continued support.
Sincerely,

Terry L. Schmidt
Chief Executive Officer

Notice of 2025 Annual Meeting of Stockholders

Time	9:00 a.m., Pacific Time
Date	Tuesday, May 27, 2025
Place	The Annual Meeting will be held entirely online at www.virtualshareholdermeeting.com/GHLD2025.
Purpose
1. To elect the two Class II directors listed in the accompanying proxy statement to serve until the 2028 Annual Meeting of stockholders and until their successors are duly elected and qualified;
2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025;
3. To consider an advisory vote to approve executive compensation, which is commonly referred to as the “say-on-pay” vote; and
4. To approve an amendment to our amended and restated certificate of incorporation.
These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting.

Record date
The Board of Directors has fixed the close of business on March 28, 2025 as the record date for determining stockholders entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

Meeting admission
All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/GHLD2025, you must enter the control number found on your Notice of Internet Availability of Proxy Materials, or the Notice, or if you receive a paper copy of the proxy materials, your proxy card or voting instruction form.

Availability of proxy materials
Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials via the Internet. The Company believes that this process will provide you with a convenient way to access the proxy materials, including the Company's proxy statement and 2024 Annual Report on Form 10-K, and authorize a proxy to vote your shares, while allowing the Company to reduce the costs of printing and distributing proxy materials, and reduce the environmental impact of delivering paper proxy materials.

How to vote
YOUR VOTE IS VERY IMPORTANT. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting, however, we encourage you to submit your vote as soon as possible as instructed in the Notice, or if you receive a paper copy of the proxy materials, your proxy card or voting instruction form, regardless of whether you plan to attend the meeting virtually. Please note, however, that if your shares are held of record by a broker, bank, or other institution and you wish to vote during the Annual Meeting, you must follow the instructions from such broker, bank, or other institution.
On or about April 14, 2025 the Company will mail to stockholders of record as of March 28, 2025 the Notice, which contains instructions on how to access the Company's proxy statement and 2024 Annual Report on Form 10-K and authorize a proxy to vote electronically via the Internet or by telephone. The Notice also contains instructions as to how you can receive a paper copy of the Company's proxy materials and authorize a proxy to vote by mail. In addition, the proxy statement and our 2024 Annual Report on Form 10-K are available at www.materials.proxyvote.com.
We encourage you to vote your shares as soon as possible. Specific instructions for voting over the Internet, by mail or by telephone are included in the Notice, or if you receive a paper copy of your proxy materials, your proxy card or voting instruction form. If you attend the Annual Meeting online and vote electronically during the meeting, your vote will replace any earlier vote.
A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at our executive offices for any purpose germane to the Annual Meeting during normal business hours for a period of 10 days prior to the Annual Meeting.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held online at www.virtualshareholdermeeting.com/GHLD2025 at 9:00 a.m., Pacific Time, on May 27, 2025: The Proxy Statement and our 2024 Annual Report on Form 10-K are available at www.materials.proxyvote.com/

By order of the Board of Directors,
/s/ Bella Guerrero
Bella Guerrero, Secretary
April 14, 2025
i

ii

ii

Guild Holdings Company
5887 Copley Drive, San Diego, California 92111
Proxy statement
for the 2025 Annual Meeting of Stockholders
to be held online on May 27, 2025
AT 9:00 A.M. Pacific Time
General information
We are providing you with these proxy materials because the Board of Directors of Guild Holdings Company (the “Board”) is soliciting your proxy to vote at our 2025 Annual Meeting of Stockholders, including at any adjournments or postponements thereof, to be held via a live audio webcast on Tuesday, May 27, 2025 at 9:00 a.m. Pacific Time. The Annual Meeting can be accessed by visiting www.virtualannualmeeting.com/GHLD2025 where you will be able to listen to the meeting live, submit questions, and vote online.
You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy.
As used in this proxy statement, “we,” “us,” “our,” “Guild” and “the Company” refer to Guild Holdings Company. The term “Annual Meeting,” as used in this proxy statement, refers to the 2025 Annual Meeting of Stockholders and includes any adjournment or postponement of such meeting.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?
The United States Securities and Exchange Commission (the “SEC”), has approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish proxy materials, including this proxy statement and our 2024 Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive paper copies of the proxy materials unless they request them. Instead, we will mail to our stockholders as of the record date a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides instructions regarding how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may authorize your proxy via the Internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice.
The Notice will be first mailed to stockholders of record on or about April 14, 2025.
We provide some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice. If you receive paper copies of the proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to stockholders by signing up to receive all of your future proxy materials electronically.
How do I attend the Annual Meeting?
The meeting will be held entirely online on Tuesday, May 27, 2025, at 9:00 a.m. Pacific Time at www.virtualannualmeeting.com/GHLD2025. To be admitted to the Annual Meeting, you must enter the control number found on the Notice, or if you received paper copies, your proxy card or voting instruction form. If you are a beneficial stockholder, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number.
When is the record date for the Annual Meeting?
The Board has fixed the record date for the Annual Meeting as of the close of business on March 28, 2025 (the “Record Date”).

Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, a total of 21,557,776 shares of our Class A Common Stock (“Class A Common Stock”) and 40,333,019 shares of our Class B Common Stock (“Class B Common Stock” and together with our Class A Common Stock, our “Common Stock”) were outstanding and entitled to vote. Each share of Class A Common Stock is entitled to one vote on each matter to be voted upon. Each share of Class B Common Stock is entitled to 10 votes on each matter. Our Class A Common Stock and Class B Common Stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Please see below for further information regarding whether you are a shareholder of record or a beneficial owner as of the Record Date.
Will a list of record stockholders as of the record date be available?
A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting during normal business hours at our executive offices for a period of 10 days ending the day prior to the Annual Meeting.
Where can we get technical assistance?
If you have difficulty accessing the meeting, please call the phone number listed at www.virtualshareholdermeeting.com/GHLD2025.
For the Annual Meeting, how do we ask questions of management and the Board?
We plan to have a question and answer (“Q&A”) session at the Annual Meeting. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/GHLD2025. During the live Q&A session of the Annual Meeting, we may answer questions as they come in to the extent relevant to the business of the Annual Meeting and as time permits.
If I miss the Annual Meeting, will there be a copy posted online?
Yes, a replay of the Annual Meeting webcast will be available on our website at https://ir.guildmortgage.com and remain for at least one year.
What is the difference between a registered holder and a “street name” holder?
If, on the Record Date, your shares are registered directly in your name with Computershare Trust Company, N.A., the Company’s transfer agent, you are considered the registered holder with respect to those shares.
If, on the Record Date, your shares are held in a brokerage account or by a bank or other nominee, your shares are held in a “street name”, and you are considered the beneficial owner of those shares.
How do I vote?
Stockholder of Record: Shares Registered in Your Name
If you are the registered holder, you may vote at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/GHLD2025. You will be asked to provide the control number from your Notice. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the Annual Meeting even if you have already voted by proxy.
If you are the registered holder, you may vote by telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time:
•To vote using the proxy card that may have been delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on May 26, 2025 to be counted.

•To vote through the Internet, go to www.proxyvote.com to compete an electronic proxy card. You will be asked to provide the control number from your Notice. Your vote must be received by 11:59 p.m. Eastern Time on May 26, 2025 to be counted.
Beneficial Owner: Shares Registered in the Name of a Brokerage, Bank or other Nominee
If you are the beneficial owner of shares held in street name, the organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. You should vote your shares by following the instructions from your broker, bank or other nominee. You have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. In addition to voting, you are also invited to attend the Annual Meeting. Follow the instructions from your broker, bank or other nominee included with these proxy materials or contact your broker or bank for further information about how to direct your broker, bank or other nominee to vote or how to attend the Annual Meeting.
We are holding the Annual Meeting online and providing Internet voting to provide expanded access and to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your voting instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
What shares are included on a Notice, proxy card or voting instruction form?
Each Notice, or if you receive a paper copy of proxy materials, your proxy card or voting instruction form corresponds to specific shares registered in your name or held on your behalf as of the close of business on the Record Date. You may receive more than one Notice, proxy card or voting instruction form if you hold your shares in multiple accounts. Please vote the shares on each Notice, proxy card or voting instruction form to ensure that all your shares are counted at the Annual Meeting.
I have shares registered in my name and have shares in a brokerage account. How do I vote these shares?
Shares that you hold in street name are not included in the total number of shares set forth on your Notice or proxy card. Your broker, bank or other nominee will send you a voting instruction form and instructions on how to vote those shares.
What if I have shares registered in my name and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a registered holder and do not vote by completing your proxy card, by telephone, through the Internet or online at the Annual Meeting, your shares will not be voted.
If you are a registered holder and vote without marking voting selections, your shares will be voted as recommended by the Board. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Will my shares held in street name be voted if I do not provide instructions?
As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. Current New York Stock Exchange (“NYSE”) rules allow brokers to vote shares on certain “routine” matters for which their customers do not provide voting instructions. If you own shares in street name through a broker, bank, or other nominee, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (“fiscal year 2025”) is considered a “routine” matter on which your broker may use its discretion to vote your shares without your instructions. The election of the Class II directors, the advisory vote on executive compensation, and amendment to our amended and restated certificate of incorporation are not “routine” proposals; therefore, your broker will be unable to vote your shares if you do not instruct your broker how to vote. These un-voted shares are referred to as a “broker non-votes.” Broker non-votes will have no effect on the outcome of the votes on the election of the Class II directors or the advisory vote on executive compensation. Broker non-votes will have the effect of a vote against the amendment to our amended and restated certificate of incorporation.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What are the Board’s recommendations on how to vote my shares?
The Board recommends a vote:
Proposal 1: FOR election of each of the Class II director nominees.
Proposal 2: FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2025.
Proposal 3: FOR the approval, on a non-binding advisory basis, of executive compensation, as discussed in this proxy statement.
Proposal 4: FOR the approval of an amendment to the Company’s amended and restated certificate of incorporation.
Can I change my vote?
Registered Holders:
If your shares are registered directly in your name, you may change your vote or revoke your proxy by:
•delivering written notice to Guild Holdings Company, Attention: Secretary, 5887 Copley Drive, San Diego, California 92111 at any time before the close of voting at the Annual Meeting;
•granting a subsequent proxy by telephone or through the Internet;
•submitting a later dated proxy card; or
•attending the Annual Meeting and voting your shares electronically during the Annual Meeting.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owners:
If your shares are held in street name, you should contact your broker, bank or other nominee to direct them to change your vote.
How is a quorum reached?
Business may not be conducted at the Annual Meeting unless a quorum is present. Under our Bylaws, the holders of a majority of the total voting power of all outstanding shares of our Common Stock entitled to vote generally in the election of directors, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting. On the Record Date, there were 21,557,776 shares of our Class A Common Stock and 40,333,019 shares of our Class B Common Stock outstanding and entitled to vote in the election of directors. If there are not sufficient shares present or represented by proxy at the Annual Meeting to constitute a quorum for approval of any matter to be voted upon, the Annual Meeting may be adjourned to permit further solicitation of proxies in order to achieve a quorum. Abstentions or withheld votes and broker non-votes are counted as shares present and entitled to vote for the purpose of determining whether a quorum is present.
What vote is required to approve each item and how are votes counted?
Votes cast by proxy or during the Annual Meeting will be counted by the persons appointed by the Company to act as tabulators for the meeting. The tabulators will count all votes, abstentions and broker non-votes, as applicable, for each matter to be voted on at the Annual Meeting.
Proposal 1 — To elect two Class II directors to serve until the 2028 Annual Meeting of Stockholders
Director nominees will be elected by a plurality of votes cast, which means that the director nominees receiving the highest number of “FOR” votes will be elected. Stockholders are not permitted to cumulate their shares for the purpose of electing directors. Only FOR votes will affect the outcome. WITHHOLD votes will have no effect. Broker non-votes will have no effect on the outcome of Proposal 1.

Proposal 2 — Ratification of selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025
The ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, requires the vote of the holders of a majority of the total voting power of shares of our Common Stock present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as an “Against” vote for Proposal 2. There are no broker non-votes expected for Proposal 2.
Proposal 3 — Advisory vote on executive compensation
This proposal, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, objectives, and program, as described in this proxy statement. Although this vote is advisory only, it will be considered approved based on the vote of the holders of a majority of the total voting power of shares of our Common Stock present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as an “Against” vote for Proposal 3. Broker non-votes will have no effect on the outcome of Proposal 3.
Proposal 4 — To approve an amendment to our amended and restated certificate of incorporation
The approval of an amendment to our amended and restated certificate of incorporation requires the affirmative vote of the holders of shares representing a majority of the total voting power of shares of the outstanding Common Stock entitled to vote at the Annual Meeting. Shares not voted, shares voted “Abstain,” and broker non-votes will have the same effect as a vote “Against” this proposal.
Could other matters be decided at the Annual Meeting?
We do not know of any other matters that may be presented for action at the Annual Meeting. Should any other business properly come before the meeting, the persons named on the proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you are the beneficial owner of shares held in street name, your broker, bank or other nominee will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.
Who pays the cost for soliciting proxies?
We will pay the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokers, banks, custodians, other nominees, and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.
What happens if the meeting is postponed or adjourned?
Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results may be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K (“Form 8-K”) that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
When are stockholder proposals and director nominations due for the 2026 Annual Meeting of Stockholders?
If you wish to submit proposals for inclusion in our proxy statement for the 2026 Annual Meeting of Stockholders, we must receive them on or before December 15, 2025, pursuant to the proxy soliciting regulations of the SEC. Nothing in this paragraph shall require us to include in our proxy statement and proxy card for the 2025 Annual Meeting of Stockholders any stockholder proposal that does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
If you wish to nominate a director or submit a proposal for presentation at the 2026 Annual Meeting, without including such proposal in next year’s proxy statement, you must be a stockholder of record and provide timely notice in writing to our Secretary at Guild Holdings Company, Attention: Secretary, 5887 Copley Drive, San Diego, California 92111. To be timely, we must receive the notice not less than 90 days nor more than 120 days prior to the first anniversary of the Annual Meeting, that is, between January 27, 2026 and February 26, 2026. Your written notice must contain specific information required in Section 2.8 of our amended and restated bylaws (“Bylaws”). For additional information about our director nomination requirements, please see our Bylaws.
In addition to satisfying the foregoing requirements under our Bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees and make use of the SEC's “universal proxy” rules such that their nominees may be included in the Company's proxy card must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 28, 2026.
Who should I contact if I have any additional questions?
If you are the stockholder of record for your shares, please send questions to Guild Holdings Company, Attention: Secretary, 5887 Copley Drive, San Diego, California 92111. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your bank, broker or other nominee holder directly.

Security ownership of certain beneficial owners and management
The following table sets forth information with respect to the beneficial ownership of our Common Stock, as of March 28, 2025, by:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class or series of our Common Stock (other than directors and named executive officers);
•each of our directors;
•each of our named executive officers; and
•all of our executive officers and directors as a group.
The numbers of shares of our Class A Common Stock and shares of our Class B Common Stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power of our outstanding Common Stock that are set forth below are based on 21,557,776 shares of Class A Common Stock and 40,333,019 shares of Class B Common Stock issued and outstanding as of March 28, 2025.
The number of shares beneficially owned by each stockholder is determined under the rules of the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Common Stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of all listed stockholders is c/o Guild Holdings Company, 5887 Copley Drive, San Diego, California 92111. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name and address of beneficial owner	Amount and nature of beneficial ownership of class A Common Stock	Percent of class	Amount and nature of beneficial ownership of class B Common Stock	Percent of class	Combined voting power
5% Stockholders:
Entities Associated With McCarthy Partners, LLC(1) 1601 Dodge Street, Suite 3800, Omaha, Nebraska 68102	—	—%	40,333,019	100%	94.9%
Bayview MSR Opportunity Master Fund, L.P.(2) c/o Bayview Asset Management, LLC 4425 Ponce de Leon Blvd. Coral Gables, FL 33146	1,500,517	7.0%	—	—%	*
Catherine Blocker(3) 12060 Crest Road Poway, CA 92064	1,169,265	5.4%	—	—%	*
Michael Rish(4) 5805 Friars Road, Unit 2406 San Diego, CA 92110	1,107,429	5.1%	—	—%	*
Linda Scott(5)	1,218,780	5.7%	—	—%	*
Directors and named executive officers
Junior Bryant(6)	22,238	*	—	—%	*
Patrick J. Duffy(7)	77,691	*	40,333,019	100%	94.9%
Desiree A. Kramer(8)	214,259	1.0%	—	—%	*
Martha E. Marcon(6)	64,378	*	—	—%	*
Mary Ann McGarry(9)	4,710,816	21.8%	—	—%	1.1%
Mike Meyer(6)	55,792	*	—	—%	*
Gioia Messinger(6)	27,625	*	—	—%	*
David Neylan(10)	311,679	1.4%	—	—%	*
Terry L. Schmidt(11)	2,637,686	12.2%	—	—%	*
All directors and executive officers as a group (9 persons)(12)	8,122,164	37.1%	40,333,019	100%	96.8%
*Less than 1%.
(1)Based on the Schedule 13G filed by MCMI on February 10, 2021 reporting beneficial ownership of our Class B Common Stock as of December 31, 2020 by MCMI, McCarthy Partners Management, LLC (“MPM), McCarthy Partners, LLC (“MP”) and Patrick J. Duffy. MPM is the manager of MCMI and as such has voting and dispositive power over the shares of Class B Common Stock held by MCMI. MPM is managed under the exclusive direction of MP. Mr. Duffy is the Managing Partner and President of MP. In his capacity as the President of MP, Mr. Duffy may be deemed to exercise voting and dispositive control over the shares of our Class B Common Stock held by MCMI.
(2)Based on the Schedule 13G filed on January 14, 2025 by Bayview MSR Opportunity Master Fund, L.P. (the “Bayview Fund”) and Bayview Asset Management, LLC (“Bayview Management”) in which the reporting persons state Bayview Fund shares voting and dispositive power over 1,362,320 shares of Class A Common Stock as of September 30, 2024 and Bayview Management shares voting and dispositive power over 1,500,517 shares of Class A common stock as of September 30, 2024. Bayview Management is the investment manager of Bayview Fund and may be deemed the beneficial owner of shares held by the Bayview Fund and Ivalo Fund, L.P.
(3)Based on the Schedule 13G filed by Catherine Blocker on June 21, 2021 reporting ownership as of December 31, 2020.
(4)Based on the Schedule 13G filed by Michael Rish on June 21, 2021 reporting ownership as of December 31, 2020.
(5)Based on an Amendment No. 2 to Schedule 13G filed by Linda Scott on February 14, 2024 reporting beneficial ownership as of December 31, 2023.
(6)Includes 8,042 shares of our Class A Common Stock issuable upon the vesting of RSUs within 60 days of March 28, 2025.

(7)Includes 40,333,019 shares of the Class B Common Stock of Guild Holdings Company which are held of record by MCMI and over which McCarthy Partners, LLC exercises voting and dispositive control. In his capacity as the President of McCarthy Partners, LLC, Mr. Duffy may be deemed to exercise voting and dispositive control over the shares of Class B Common Stock held by MCMI. Also includes 11,697 shares of our Class A Common Stock issuable upon the vesting of RSUs within 60 days of March 28, 2025.
(8)Includes 38,194 shares of our Class A Common Stock issuable upon the vesting of RSUs within 60 days of March 28, 2025.
(9)Includes 4,380,740 shares of our Class A Common Stock beneficially owned by Ms. McGarry through McGarry Strategic Enterprises, LLC, in which Ms. McGarry owns a 99% ownership interest. Ms. McGarry serves as the Manager of McGarry Strategic Enterprises, LLC and exercises voting and investment control over the securities held by that entity. Includes 86,482 shares of our Class A Common Stock issuable upon the vesting of RSUs within 60 days of March 28, 2025.
(10)Includes 59,501 shares of our Class A Common Stock issuable upon the vesting of RSUs within 60 days of March 28, 2025.
(11)Includes 98,804 shares of our Class A Common Stock issuable upon the vesting of RSUs within 60 days of March 28, 2025.
(12)Includes 326,846 shares of our Class A Common Stock issuable upon the vesting of RSUs within 60 days of March 28, 2025.

Proposal 1: Election of directors
Our Board currently consists of seven directors. Our amended and restated certificate of incorporation provides for a classified Board consisting of three classes of directors, designated as Class I, Class II and Class III, each of which has a three-year term. The term of all Class II directors expires at the Annual Meeting, and the terms of the Class III and Class I directors expire at the 2026 Annual Meeting of Stockholders and the 2027 Annual Meeting of Stockholders, respectively.
Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors, or a sole remaining director. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified, subject to his or her earlier death, resignation or removal. There are currently no vacancies on the Board. All nominees are currently serving on our Board and have consented to being named in this proxy statement and to serve if elected.
If any nominee is unable or does not qualify to serve, you or your proxy may vote for another nominee proposed by the Board. If, for any reason, these nominees prove unable or unwilling to stand for election or cease to qualify to serve as directors, the Board will nominate alternates or reduce the size of the Board to eliminate the vacancies. Each person nominated for election has agreed to serve if elected. The Board has no reason to believe that any of the nominees would prove unable to serve if elected.
Mr. Duffy and Ms. Schmidt have been nominated to serve as Class II directors. Mr. Duffy and Ms. Schmidt are each currently serving as directors of the Company and were previously elected by our stockholders at the 2022 Annual Meeting of Stockholders.
Information about the nominees and continuing directors
The principal occupation, business experience and education of each nominee for election as director and each director serving a continuing term, and age as of March 28, 2025, are set forth below and in their individual biographies.

Nominees	Age	Term expires	Position(s) held with the company	Director since
Class I		2027
Mary Ann McGarry	66		Director	2020
Michael C. Meyer	66		Director	2020
Class II		2025
Patrick J. Duffy	53		Chairperson	2020
Terry L. Schmidt	63		Chief Executive Officer and Director	2020
Class III		2026
Edward Bryant, Jr.	54		Director	2020
Martha E. Marcon	76		Director	2020
Gioia Messinger	63		Director	2022
Nominees for election
Class II director nominees for Election for a three-year term expiring at the 2028 Annual Meeting of Stockholders
Patrick J. Duffy has served as a director and as the Chairman of the Board since August 2020. From 2018 and until October 2020, Mr. Duffy served as a member of the board of directors of Guild Mortgage Company. Mr. Duffy is the President and Managing Partner of McCarthy Partners Management, LLC, a registered investment adviser (together with its affiliates, predecessors and the various funds it manages, “McCarthy Capital”), which he joined in 2007. He serves as a director on the boards of various McCarthy Capital entities and portfolio companies including without limitation Altair Global Services, LLC, a global relocation services company, Boundless Enterprises, a franchisor of Scooter’s Coffee drive-thru kiosks, Life Care Companies, LLC, a manager and developer of senior living communities, Omaha Steaks, a purveyor of protein products, and ReAlign Insurance Holdings, LLC and certain of its subsidiaries. He also currently serves on the board of directors of First National of Nebraska, Inc., a bank holding company. Mr. Duffy earned a Bachelor of Science degree from the Marshall School of Business, University of Southern California, and a juris doctor degree from Creighton University School of Law.
We believe Mr. Duffy is qualified to serve as a member of our Board of Directors because of his extensive experience in business, finance and investing in and advising companies.
Terry L. Schmidt has served as a director since August 2020. Ms. Schmidt has served as Guild Mortgage Company's Chief Executive Officer since July 1, 2023. Prior to her position as Chief Executive Officer, Ms. Schmidt was Guild Mortgage Company's President. Ms. Schmidt held the position of President from August 2020 through June 2023. As President, she oversees our finance, human resources, marketing, capital markets, IT, legal and compliance departments. Ms. Schmidt served as Guild Mortgage Company’s President from January 2020 to October 2020, and as a member of its board of directors from 2006 to October 2020. Prior to serving as Guild Mortgage Company’s President, she served in a number of leadership positions at Guild Mortgage Company, including as Controller from 1991 to 1997 and as its Chief Financial Officer from 1997 to 2020. Ms. Schmidt joined Guild Mortgage Company in 1985, as a member of its internal audit department. She is currently a member of the California Mortgage Bankers Association, an association representing the California residential and commercial real estate finance industry, a member of the board of directors of the Guild Giving Foundation, a non-profit organization, and a member of the Mortgage Bankers Association, an association representing the real estate finance industry. Ms. Schmidt earned a Bachelor of Business Administration degree in accounting from the University of San Diego and is a certified mortgage banker.
We believe Ms. Schmidt is qualified to serve as a member of our Board of Directors because of her extensive leadership and experience in real estate and finance. In addition, Ms. Schmidt’s role as our Chief Executive Officer provides management’s perspective in Board discussions regarding the business and strategic direction of the Company.
Continuing directors
Class III Directors continuing in office until the 2026 Annual Meeting of Stockholders
Edward (“Junior”) Bryant, Jr. has served as a director since October 2020. Since 2018, Mr. Bryant has served as an Executive Director of Business Development at HGGC, a private equity firm based in Palo Alto, California. Prior to that, from 2011 to 2017, he served as the Vice President and National Marketing and Sales Director for Pacific Global Investment Management Company, an investment management firm. Before that, Mr. Bryant co-founded Smith & Bryant, Inc., a real estate investment company, and served as its Vice President from 1998 to 2010. A veteran of the National Football League, he retired from the San Francisco 49ers in 2003 after a 10-year career as a defensive lineman. Mr. Bryant earned a master’s in legal studies from the UCLA School of Law and a bachelor’s degree in business administration from the University of Notre Dame.
We believe Mr. Bryant is qualified to serve as a member of our Board of Directors because of his extensive experience in the real estate industry and in investing in and advising companies.
Martha E. Marcon has served as a director since October 2020. Before her retirement in 2006, Ms. Marcon was a partner at KPMG LLP, where she served as the firm’s National Resource Partner for the Insurance Industry and as its Western Region Insurance Industry Leader. Before her retirement in 2021, Ms. Marcon also served as a director of Foresters Financial, an international insurance and financial services firm. Since 2008, she has served on the board of directors and chairs the audit and nominating/corporate governance committees of Mercury General Corporation, a public company engaged primarily in underwriting automobile insurance. She also serves as a member of the board of the Nonprofits Insurance Alliance. Ms. Marcon earned a Bachelor of Science degree, summa cum laude, in economics and business administration from Lehigh University.
We believe Ms. Marcon is qualified to serve as a member of our Board of Directors because of her accounting and financial reporting expertise and her experience serving on the board of a public company.

Gioia Messinger has served as a Director of Guild Holdings Company since July 2022. Since 2012, Gioia has served as founder and principal of LinkedObjects, Inc., a strategic advisory services business focused on digital transformation. From 2004 to 2012, Gioia served as founder and chief executive officer of Avaak, Inc., now Arlo Technologies, a leading home security systems company. From 1989 to 2004, Gioia served as founder and president of SUMMIT Design Technologies, Inc., an engineering services firm. Gioia currently serves on the board of directors of Hunter Industries, Inc., a global manufacturer of irrigation and outdoor lighting equipment, One Stop Systems (NASDAQ:OSS), a provider of high-performance computing used for artificial intelligence (AI), Indyme Solutions, LLC, a provider of AI solutions for the world’s largest retailers, and CARI Health, Inc., a developer of innovative personalized healthcare solutions. She is a member of the dean’s council of advisors at the University of California San Diego, Jacobs School of Engineering, and is a member of the Latino Corporate Directors Association. Gioia obtained her Master of Business Administration degree from the Paul Merage School of Business at the University of California, Irvine and Bachelor of Science and Master of Arts degrees in electrical and computer engineering from the University of California, San Diego. She is an NACD Certified Director and has a certification in Cyber Risk Governance.
We believe Ms. Messinger is qualified to serve as a member of our Board of Directors because of her technical skills, cybersecurity knowledge, thought leadership and industry relationships and her experience serving on the boards of other public companies.
Class I Directors continuing in office until the 2027 Annual Meeting of Stockholders
Mary Ann McGarry has served as a director since August 2020. Ms. McGarry served as Guild Mortgage Company's Chief Executive Officer from December 2007 through June 30, 2023. From 1988 and until the completion of the Company’s initial public offering in 2020, Ms. McGarry also served as a member of Guild Mortgage Company’s board of directors. Prior to becoming its Chief Executive Officer, she served in a number of leadership positions at Guild Mortgage Company, including as its President, Chief Financial Officer and Chief Operating Officer. Ms. McGarry joined Guild Mortgage Company in 1984 as an internal audit supervisor. Prior to joining Guild Mortgage Company, she worked as an accountant at Peat, Marwick, Mitchell & Co. Ms. McGarry served as a member of the board of directors of the Mortgage Bankers Association, an association representing the real estate finance industry, and the Guild Giving Foundation, a non-profit organization, and a member of Fannie Mae’s advisory council. Ms. McGarry earned a Bachelor of Business Administration degree in accounting with a minor in computer science from the University of San Diego.
We believe Ms. McGarry is qualified to serve as a member of our Board of Directors because of her extensive experience in real estate, finance, accounting and advising companies. Given her long tenure as our Chief Executive Officer before her recent retirement, Ms. Garry also provides a valuable perspective in Board discussions regarding the business and strategic direction of the Company.

Michael (“Mike”) C. Meyer has served as a director since August 2020. From 2015 to October 2020, he served as the Chairperson of the board of directors of Guild Mortgage Company, and as a member of its board of directors from 2013 to October 2020. Since December 2023, Mr. Meyer has provided strategic advice to companies through his firm McCabe Mullin Consulting. From 2013 until December 2020, Mr. Meyer served as an Operating Partner and as Portfolio Director for McCarthy Capital. From 1995 to 2014, Mr. Meyer served in a variety of finance and operational management executive positions at Tenaska, Inc., an energy company. From 1987 to 1995, he served at the U.S. Treasury Department in the Office of the Comptroller of the Currency as a National Bank Examiner. Mr. Meyer earned both a Bachelor of Science in business administration degree and a Master of Business Administration degree from Creighton University. He currently serves on the board of directors of Bridges Holding Company, an investment advisory firm and Bridges Trust Company, a Nebraska based trust services provider; and he previously served as Chairperson of the Board/Lead Independent Director of Bridges Investment Fund, a general equity fund.
We believe Mr. Meyer is qualified to serve as a member of our Board of Directors because of his extensive experience in finance, banking, operational management, and advising companies.

The Board unanimously recommends that you vote FOR each of the Class II Director Nominees in Proposal 1

Corporate governance
Corporate governance guidelines
We have adopted Corporate Governance Guidelines that promote the goals of good governance, ethical conduct, accountability and transparency as well as ensure proper functioning of the Board and its committees. The Corporate Governance Guidelines are available on our website at https://ir.guildmortgage.com.
Board composition and leadership structure
Our Board consists of seven members. The Board has a flexible policy with respect to the combination or separation of the offices of Chairperson of the Board and Chief Executive Officer. Currently, Mr. Duffy serves as our Chairperson, and Ms. Schmidt serves as our Chief Executive Officer. The Board believes that by having separate roles, the Chief Executive Officer is able to focus on the day-to-day business and affairs of the company and the Chairperson is able to focus on key strategic issues, board leadership, and communication. In addition, the Company believes that having a separate Board Chairperson creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having a separate Board Chairperson can enhance the effectiveness of the Board as a whole. While our Board believes this leadership structure is currently in the best interests of the Company and its stockholders, the Board also recognizes that future circumstances could lead it to combine these roles.
Director independence
As required under the NYSE listing standards, a majority of the members of a listed company’s Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the pertinent listing standards of NYSE, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management, and its independent auditors, the Board has affirmatively determined that Mr. Bryant, Ms. Marcon, Ms. Messinger, and Mr. Meyer are independent directors within the meaning of NYSE independence standards. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company.
At least annually, our Board will evaluate all relationships between us and each director considering relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, our Board will make an annual determination of whether each director is independent within the meaning of NYSE and the SEC independence standards.
Board meetings and attendance
Our Board met four times during 2024. Each of the incumbent directors attended at least 75% of the total meetings of both the Board and the committees of the Board on which he or she served during the fiscal year ended December 31, 2024 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee). It is our policy to encourage our directors to attend the Annual Meeting.
Each of the directors attended the 2024 Annual Meeting.
Board committees
Our Board has established three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates pursuant to a written charter that sets forth the purposes, goals, responsibilities, and authority of the committee, as well as certain specific qualifications for committee membership and procedures for committee member appointment as well as reporting to the Board. The charters for each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on our website at https://ir.guildmortgage.com. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
The following table provides membership for the year ended December 31, 2024 for each committee:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Junior Bryant	X	X	Chair
Martha E. Marcon*	Chair		X
Gioia Messinger	X	X
Mike Meyer	X	Chair	X
*Audit Committee Financial Expert
Below is a description of each committee of the Board.
Audit Committee
The Audit Committee is responsible for among other things:
•overseeing management’s establishment and maintenance of adequate systems of internal accounting and financial controls;
•reviewing the effectiveness of our legal and regulatory compliance programs, as they relate to financial reporting;
•overseeing our financial reporting process, including the filing of financial reports;
•selecting independent auditors, evaluating their independence and performance, and approving audit fees and services performed by them;
•overseeing our risk management, including privacy and cybersecurity and technology risk;
•establishing procedures, as required under applicable law, for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and
•reviewing and approving transactions between the Company and a related party.
The Audit Committee held four meetings during 2024. Each member of the Audit Committee is an independent director under NYSE listing standards and satisfies the additional independence requirements of Rule 10A-3 of the Exchange Act. Ms. Marcon is the Chairperson of the Audit Committee. The Board has determined that Ms. Marcon qualifies as an “audit committee financial expert,” as defined under the rules and regulations of the SEC.
Compensation Committee
The Compensation Committee is responsible for:
•ensuring that our executive compensation programs are appropriately competitive, supporting organizational objectives and stockholder interests and emphasizing pay-for-performance linkage;
•reviewing and recommending to the Board the compensation of the directors;
•evaluating and approving compensation and setting performance criteria for compensation programs for our chief executive officer and other executive officers;
•conducting a review on succession planning and reporting its findings and recommendations to the Board; and
•overseeing the implementation and administration of our compensation plans.

The Compensation Committee held four meetings during 2024. Each of Mr. Bryant, Ms. Messinger, and Mr. Meyer is an independent director under NYSE listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
Compensation Committee Processes and Procedures
Typically, our Compensation Committee meets quarterly. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the General Counsel. Our Compensation Committee meets regularly in executive session. However, from time to time, the Compensation Committee may invite to its meetings any director, officer or employee of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding her compensation or performance. In addition, under the charter, the Compensation Committee has the authority to obtain, advice, and assistance from compensation consultants and internal and external legal or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the compensation and oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration factors prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. During the past fiscal year and taking into consideration those factors prescribed by the SEC and NYSE, our Compensation Committee engaged Meridian Compensation Partners (“Meridian”) as compensation consultants.
Our Compensation Committee typically makes most of the significant adjustments to annual compensation, and determines base salary, bonus, and equity awards at one or more meetings held during the first quarter of its fiscal year. However, our Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Our Compensation Committee recommends to the independent members of the Board for determination and approval the compensation and other terms of employment of our Chief Executive Officer and evaluates the Chief Executive Officer's performance in light of relevant corporate performance goals and objectives. For all executives and directors, as part of its deliberations, our Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, our stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of our Compensation Committee's compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for:
•recommending nominees for our Board and its committees;
•reviewing candidates nominated by stockholders, provided such nominations are made in compliance with the Company's Bylaws and its stockholder nominations and recommendations policy;
•recommending the size and composition of our Board and its committees;
•determining the criteria for director nominees for the Board, which include, among other criteria, character, integrity, judgment, independence, diversity (including, but not limited to, with respect to race and gender), age, skills, education, expertise, corporate experience, understanding of our business, other commitments, and the like;
•overseeing the Company's environmental, social, and governance activities;

•reviewing our corporate governance guidelines and proposed amendments to our certificate of incorporation and bylaws;
•reviewing and making recommendations to address stockholder proposals; and
•recommending a process for the Board's and each committee's annual self-evaluation.
The Nominating and Corporate Governance Committee held three meetings during 2024. Each member of the Nominating and Corporate Governance Committee is an independent director under NYSE listing standards.
Director nomination process
Our Nominating and Corporate Governance Committee uses a variety of methods to identify and evaluate director nominees. In its evaluation of director candidates, the Nominating and Corporate Governance Committee considers the current size and composition, organization, and governance of the Board and the needs of the Board and the respective committees of the Board, as well as a candidate’s potential conflicts of interest or other commitments. Some of the qualifications that the Nominating and Corporate Governance Committee considers include, without limitation, character, integrity, judgment, independence, diversity (including, but not limited to, with respect to race and gender), age, skills, education, expertise, corporate experience, length of service, understanding of the Company’s business, other commitments, and the like. Members of the Board are expected to prepare for, attend, and participate in all Board and applicable committee meetings. The Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the Company’s and its stockholders’ best interests.
Although we do not maintain a specific policy with respect to board diversity, the Board believes that the Board should be a diverse and inclusive body, and the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints. Our Nominating and Corporate Governance Committee also considers applicable laws and regulations. After completing its review and evaluation of director candidates, the Nominating and Corporate Governance Committee recommends to the Board the director nominees for selection.

Stockholder recommendations and nominees
Our Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders so long as such recommendations comply with the amended and restated certificate of incorporation, amended and restated bylaws, stockholder director recommendation policy and applicable laws, rules and regulations, including those promulgated by the SEC. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. This process is designed to ensure that our Board includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business.
If you wish to nominate a director or submit a proposal for presentation at the 2026 Annual Meeting of Stockholders, without including such proposal in next year’s proxy statement, you must be a stockholder of record and provide timely notice in writing to our Secretary at Guild Holdings Company, Attention: Secretary, 5887 Copley Drive, San Diego, California 92111. To be timely, we must receive the notice by the deadline discussed above under “When are stockholder proposals and director nominations due for the 2026 Annual Meeting of Stockholders?”. Your written notice must contain specific information required in Section 2.8 of our Bylaws. For additional information about our director nomination requirements, please see our Bylaws.
Non-management and independent director meetings
In addition to the meetings of the committees of the Board described above, in connection with the Board meetings, the non-management directors met four times in executive session without management during the fiscal year ended December 31, 2024. Mr. Duffy, our Chairperson of the Board presided over the executive sessions of the non-management directors. In addition, when the independent directors meet in an executive session, Mr. Bryant, the Chair of the Nominating and Corporate Governance Committee, presides over the executive session of the independent directors.
Board and committee self assessments
On an annual basis, the Board, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee conduct self-assessments to ensure effective performance and to identify opportunities for improvement. As part of the self-assessment process, directors respond to a comprehensive questionnaire which asks them to consider various topics related to board and committee composition, structure, effectiveness, and responsibilities. Each committee, as well as the Board as a whole, then reviews and assesses the responses from this assessment and any recommendations to the Board. The results of the assessments are then discussed by the Board and the respective committees in executive session, with a view toward taking action to address any issues presented.
The Board’s role in risk oversight
Although our management is primarily responsible for managing our risk exposure on a daily basis, the Board oversees the risk management processes.
Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, as they relate to financial reporting, in addition to oversight of the performance of our internal audit function. Audit Committee responsibilities also include oversight of technology and information security/privacy risk management, and, to that end, the Audit Committee typically meets quarterly with both IT and business personnel responsible for cybersecurity risk management and receives periodic reports from our Chief Information Officer. Our Nominating and Corporate Governance Committee monitors the application of our corporate governance principles. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

The Board’s role in management succession planning oversight
Our Board oversees management succession planning and views this a critical to ensuring Guild’s competitive success over the long term. The Board reviews annually the Company’s program for management development and succession planning for the CEO and other executive officers, and reviews succession candidates for the CEO and other executive officers or other senior managers as it deems appropriate.
The Compensation Committee reviews the Company’s succession planning at least annually, reports its findings and recommendations to the Board, and works with the Board to hire potential successors to executive management positions.
Code of business conduct and ethics
We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers, and employees. The Code of Business Conduct and Ethics is available on our website at https://ir.guildmortgage.com. If we ever were to amend or waive any provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations, if any, with respect to any such waiver or amendment by posting such information on our website set forth above rather than by filing a Current Report on Form 8-K.
Insider trading policy; Prohibition on hedging and pledging
Our Insider Trading and Information Policy limits the timing and types of transactions in our securities by our directors, officers, including our named executive officers, and other employees of Guild and its subsidiaries. These persons are prohibited from trading during blackout periods (during the period from and including the time the market closes on the date that is 14 calendar days before the last day of the last month of any calendar quarter until 48 hours following the public disclosure of quarterly or annual earnings (which 48-hour period must include one full trading day (i.e., a day on which the NYSE is open for trading)) and, in the case of our directors and officers, without the clearance of our General Counsel or his designee. In addition, the policy provides that none of our directors, officers or other employees may engage in the following transactions:
•engaging in “short sales” with respect to securities of the Company;
•trading in puts, calls, and other derivative securities with respect to the Company’s securities;
•sales of borrowed shares against shares already owned, but not delivered against the sale, or “sales against the box”;
•trading in securities of the Company on a short-term basis; and
•holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Communications with our Board
Stockholders and other interested parties may communicate with the Board, committees of the Board or individual directors by submitting written correspondence to the Secretary at the Company’s headquarters. Any interested person may communicate directly with the presiding director of the Board’s executive sessions or the independent or non-management directors. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, or the name and address of the beneficial owner of such shares, and (ii) the class and number of shares that are owned of record by the record holder and beneficially by the beneficial owner as of the date of the communication.
The Secretary may facilitate or direct these communications with the Board, committees of the Board, or individual directors by reviewing, sorting, and summarizing the communications. Generally, such communications will be referred to the Board, committees of the Board, or individual directors for consideration unless the Board instructs the Secretary otherwise or the communication contains advertisements or solicitations or is unduly hostile, threatening or otherwise inappropriate.

Audit Committee report
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2024 with management of the Company. The Audit Committee has discussed with our independent registered public accounting firm, KPMG LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence and has had discussions with KPMG LLP regarding the firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that our audited financial statements be included in our 2024 Annual Report on Form 10-K for filing with the SEC.
Audit Committee
Martha E. Marcon, Chair
Edward Bryant, Jr.
Gioia Messinger
Michael C. Meyer

The material in the foregoing report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Proposal 2: Ratification of selection of independent registered public accounting firm for fiscal year 2025
KPMG LLP, independent registered public accounting firm, has been selected by the Audit Committee as our auditors for the fiscal year ending December 31, 2025. KPMG LLP has acted as the independent registered public accounting firm for the Company since October 2020 and Guild Mortgage Company since 2013. A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.
The Company’s organizational documents do not require that the stockholders ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm. The Company requests such ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP, but still may retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board unanimously recommends that you vote FOR the ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm for fiscal year 2025

Relationship with independent accountants
Pre-approval policies and procedures
Our Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG LLP (or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible). These services may include audit-related services, tax services, and other services. The Audit Committee pre-approved all non-audit services provided by KPMG LLP during each of the fiscal years ended December 31, 2024 and 2023.
Independent registered public accounting firm fees
The following is a summary and description of fees paid by the Company to KPMG LLP for each of the fiscal years ended December 31, 2024 and 2023:

	Fiscal year ended December 31,
	2024	2023
Audit fees(1)	$2,128,000	$2,070,000
Audit-related fees(2)	285,000	280,000
Tax fees	—	—
All other fees	—	—
Total fees	$2,413,000	$2,350,000

(1)Audit fees include fees for professional services rendered for the audit of the Company’s annual consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K, review of interim condensed consolidated financial statements included in the quarterly reports on Form 10-Q and fees related to registration statements. The 2023 amount has changed from last year's proxy statement due to subsequent billed overages, billed post filing.
(2)Audit-related fees include fees for statutory and regulatory compliance related audits and agreed-upon procedures.

Proposal 3: Advisory vote on executive compensation
This proposal, commonly referred to as the “say-on-pay” vote, provides our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all our named executive officers and our executive compensation philosophy, objectives, and program, as described in the compensation tables and the related narrative disclosure contained in the section titled “Executive officer compensation” contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are designed to align executive compensation with the Company’s business objectives and corporate performance, to be consistent with current market practices, and to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.
Accordingly, we ask our stockholders to approve the compensation of our named executive officers described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Guild approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for the 2025 Annual Meeting of Stockholders, including the compensation tables and narrative discussion.”
This proposal will be decided by a majority of the total voting power of shares of our Common Stock present in person or represented by proxy and entitled to vote on the matter. This means that this proposal will be considered approved on an advisory basis if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal. An abstention will count as an “AGAINST” vote for Proposal 3 and broker non-votes will not have any effect on the outcome.
As an advisory vote, the result will not be binding on our Board or our Compensation Committee. The say-on-pay vote will, however, provide us with important feedback from our stockholders about our executive compensation philosophy, objectives, and program. Our Board and our Compensation Committee value the opinions of our stockholders and expect to consider the outcome of the vote when evaluating our executive compensation program and making future executive compensation decisions.

The Board unanimously recommends that you vote FOR the approval, on a non-binding advisory basis, of executive compensation

Executive officers
The following table sets forth certain information with respect to our executive officers as of March 28, 2025:

Name	Age	Positions held
Terry L. Schmidt(1)	63	Chief Executive Officer and Director
Desiree A. Kramer	42	Senior Vice President, Chief Financial Officer
David Neylan	49	President and Chief Operating Officer
(1)Please see “Proposal 1: Election of directors - Information about the nominees and continuing directors” for Ms. Schmidt’s biography.
Desiree A. Kramer, age 42, has served as our Senior Vice President, Chief Financial Officer since October 2020. Prior to that, Ms. Kramer held various finance positions at Guild Mortgage Company, including as Chief Financial Officer from January 2020 to October 2020, Senior Vice President, Finance from 2015 to 2020, Vice President, Finance from 2010 to 2015, Financial Analyst from 2005 to 2007, and Staff Accountant from 2004 to 2005. Ms. Kramer holds a Bachelor of Business Administration in finance from Texas Christian University and a Master of Business Administration from the University of California, Irvine. Ms. Kramer is a certified public accountant and a certified mortgage banker.
David Neylan, age 49, has served as our President and Chief Operating Officer since July 1, 2023. Prior to his position as President and Chief Operating Officer, Mr. Neylan was Guild Mortgage Company’s Executive Vice President, Chief Operating Officer. Mr. Neylan held this position from January 2020 through June 2023. Prior to that, Mr. Neylan held a number of leadership positions at Guild Mortgage Company, including as Senior Vice President, Business Development from August 2014 to December 2019. Mr. Neylan is a member of the board of directors of the California Mortgage Bankers Association, an association representing the California residential and commercial real estate finance industry, and a member of the Mortgage Bankers Association, an association representing the real estate finance industry. Mr. Neylan holds a Bachelor of Science in finance from the Marshall School of Business at the University of Southern California.

Executive officer compensation
This section describes Guild’s compensation objectives and policies and the compensation awarded to, earned by, or paid in 2024 to the Guild executive officers listed in the Summary Compensation Table (referred to as “named executive officers” or “NEOs”).
Named executive officers
Our named executive officers for 2024 were:
•Terry L. Schmidt, who served as our Chief Executive Officer in 2024.
•David Neylan, who served as our President and Chief Operating Officer in 2024.
•Desiree A. Kramer, who served as our Chief Financial Officer in 2024.
Summary of 2024 Compensation Committee actions
•In March 2024, the Compensation Committee approved increases to the base salaries of our named executive officers, effective January 1, 2024, based on their continued growth in their respective roles and responsibilities and in alignment with market levels based on the Compensation Committee’s review of competitive market data.
•Effective January 1, 2024, the Compensation Committee approved increases to the target bonus opportunity for Ms. Kramer under the annual incentive plan for fiscal year 2024.
•The Compensation Committee determined that our named executive officers would receive a cash bonus equal to 159.4% of their respective target bonus amounts under our annual incentive plan for fiscal year 2024 as described below in the section titled “Short-Term Cash Incentive Compensation.”
•In April 2024, the Compensation Committee granted equity awards in the form of restricted stock units (“RSUs”) to our named executive officers to incentivize and reward them for stockholder value creation as reflected below in the table titled “2024 Summary Compensation Table.”
•The Compensation Committee engaged in a robust review of the long-term incentive program, including future design considerations on adding a performance-based stock component to the program. To further align with shareholders, the Compensation Committee approved adding performance stock units based on adjusted return on average equity (“AROAE”) performance over a three-year period as a long-term incentive vehicle for the 2025 annual grants to our named executive officers.
Compensation of named executive officers
Overview
Our current executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. The compensation paid or awarded to our executive officers is generally based on an assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as our historical compensation practices. For fiscal year ended December 31, 2024, the material elements of our compensation program were base salary, short-term cash incentive compensation, and long-term incentive compensation.
Base salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect each named executive officer’s scope of experience, skills, knowledge, responsibility and accountability with the Company. Base salaries are reviewed annually, typically in connection with our annual performance review process, and may be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, experience and performance. Effective January 1, 2024, Ms. Schmidt’s base salary increased from $675,000 to $700,000, Mr. Neylan’s base salary increased from $550,000 to $600,000, and Ms. Kramer’s base salary increased from $420,000 to $460,000.

Short-term cash incentive compensation
Historically, we have generally provided our senior leadership team with the eligibility to earn short-term incentive compensation based on achievement of pre-established performance goals.
During fiscal year 2024, our named executive officers participated in our annual cash incentive program (the “2024 Bonus Plan”) that was approved by the Compensation Committee. Under the 2024 Bonus Plan, 50% of the NEO’s respective bonus opportunity during fiscal year 2024 was determined based on the Company's achievement of pre-determined levels of AROAE and the remaining 50% of their respective bonus opportunity during fiscal year 2024 was determined based on the Company's achievement of a pre-determined strategic objective. The Compensation Committee set minimum, target and maximum levels of achievement of AROAE and the strategic objective for 2024.
The Compensation Committee also set the respective target bonus opportunities for the NEOs. For 2024, Ms. Schmidt’s bonus opportunity at target was 150% of her base salary and Mr. Neylan’s bonus opportunity at target was 100% of his base salary, reflective of no change from post-promotion 2023 target bonus opportunities as a percent of their respective base salary. For 2024, Ms. Kramer’s bonus opportunity at target was increased from 60% to 65% of her base salary.
Under the 2024 Bonus Plan, achievement of AROAE and the strategic objective at less than or greater than target level would result in proportionately decreasing or increasing incentive pay relating to each metric. If the minimum performance goal for either metric was not achieved, there would be no incentive pay with respect to that performance metric. The maximum incentive pay that could be earned under the 2024 Bonus Plan by an executive officer would not exceed that executive officer’s bonus opportunity at the maximum level, even if actual performance exceeded the maximum level for either or both of AROAE and the strategic objective.
For fiscal year 2024, the actual level of AROAE was 7.4%, reflecting performance between the target and maximum goal levels, and a corresponding payout of 118.8% of target was achieved for this portion of the 2024 Bonus Plan. For fiscal year 2024, the actual level of achievement exceeded the maximum performance goal for the strategic objective, with a corresponding payout of 200% of target for this portion of the 2024 Bonus Plan. Based on the achievement relative to the AROAE and the strategic objective goals for 2024, the Compensation Committee determined that the total weighted average payout under the 2024 Bonus Plan to each named executive officer was 159.4% of their respective target bonus opportunity. The amounts paid to each of the named executive officers under the 2024 Bonus Plan is set forth under “Non-Equity incentive plan compensation” in the Summary Compensation Table.
Adjusted return on average equity. Return on equity is the most directly comparable financial measure calculated and presented in accordance with GAAP for AROAE, a non-GAAP measure. We define AROAE as adjusted net income as a percentage of average beginning and ending stockholders’ equity during the period.

Reconciliation of return on average equity to adjusted return on average equity	Year ended December 31,
($ in thousands)	2024
Income Statement Data:
Net income attributable to Guild	$97,131
Adjusted net income	$90,158

Denominator: Average stockholders' equity	$1,218,752
Return on average equity	8.0%
Adjusted return on average equity	7.4%
Equity compensation
We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our executive officers with the financial interests of our stockholders. In addition, we believe that our ability to grant equity-based awards helps us to attract, retain and motivate executive officers, and encourages them to devote their best efforts to our business and financial success. Vesting of equity awards is generally tied to continuous service with us and serves as an additional retention measure. Our executive officers generally are awarded an initial new hire grant upon commencement of employment, as well as annual grants.

Consistent with the Compensation Committee’s historic practice, the Compensation Committee granted our NEOs RSUs, which represent a contingent right to receive our Class A Common Stock, in 2024. The RSUs granted in 2024 vest equally in 1/3 increments on the first, second and third anniversaries of the grant date, subject to NEO’s continued employment through the applicable vesting date. The Compensation Committee based the number of shares underlying each RSU award on the dollar value of the date of grant and positioning within our peer group. On April 15, 2024, our NEOs received RSU awards as follows: Ms. Schmidt, 107,143 RSUs; Mr. Neylan, 59,286 RSUs; and Ms. Kramer, 28,572 RSUs. See the Summary compensation table under “Stock awards” for the grant date fair value of the RSUs granted to the executive officers in 2024.
Outstanding RSUs have rights to dividends, which entitle holders to the same dividend value per share as holders of common shares in the form of dividend equivalent units (“DEUs”). DEUs are credited as additional RSUs on the dividend payment date and will vest on the same date as the underlying RSUs and are forfeited if the underlying RSUs forfeit prior to vesting. The number of additional RSUs credited will equal (1) the per share cash dividend amount, multiplied by (2) the number of RSUs, divided by (3) the fair market value of a share of Class A common stock on the last trading day before the date of the dividend payment, rounded up to the nearest whole number of RSUs. On May 8, 2024, the board of directors of Guild declared a special cash dividend of $0.50 per share on its Common Stock, which was paid on June 6, 2024 to stockholders of record on May 20, 2024. All outstanding RSUs held by the NEOs accrued DEUs as a result of the special dividend.
All of our outstanding equity awards were granted pursuant to our 2020 Omnibus Incentive Plan, a stockholder-approved equity plan.
Deferred compensation plans
Guild has a deferred compensation plan for executives that was initially established on April 1, 1999 and that was frozen effective December 31, 2007. As a result of the deferred compensation plan being frozen, no new contributions were permitted to be made by either Guild or any participant after December 31, 2007. Distribution of a participant’s vested balance is payable in a single lump sum upon death or disability, termination of employment, retirement after attaining age 65 (55 for participants who had an account balance in the plan as of May 1, 2001), or upon termination of the plan. The Company provides each participant with an election to have amounts that are allocated to the participant’s deferral account credited with income and debited with losses based on the hypothetical investment of such accounts in accordance with the participant’s investment elections. The hypothetical investments are the investment funds offered from time to time under Guild’s 401(k) Plan. As of December 31, 2024, Ms. Schmidt was the only NEO participant in the frozen deferred compensation plan.
Since 2017, we have also maintained a Non-Qualified Deferred Compensation Plan for certain highly compensated executives and employees that allows the participants to defer a portion of their earnings in a tax-efficient manner for retirement savings. Deferral amounts or contributions are limited to $50,000 or $100,000 per plan year depending on the employee’s title and compensation levels. We may elect to contribute additional funds to the employees’ accounts which would be subject to certain vesting criteria, however to date we have not elected to contribute additional funds. Distribution of a participant’s vested balance is payable in a single lump sum upon death or disability, termination of employment, retirement, or upon termination of the plan. As of December 31, 2024, Mr. Neylan was the only NEO participant in the Non-Qualified Deferred Compensation Plan.
How we determine executive compensation
The Compensation Committee reviews and makes decisions with respect to all compensation paid to our executive officers, including our named executive officers. The Chief Executive Officer evaluates and provides to the Compensation Committee performance assessments and compensation recommendations. In making her recommendations, the Chief Executive Officer reviews various third-party compensation surveys and compensation data provided by the independent compensation consultant to the Compensation Committee, as described below. While the Chief Executive Officer discusses her recommendations with the Compensation Committee and the Board, she does not participate in the deliberations concerning, or the determination of, her own compensation. The Compensation Committee or the Board discusses and makes final determinations with respect to executive compensation matters without the Chief Executive Officer present during discussions of the Chief Executive Officer’s compensation. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee or the Board to make presentations, provide financial or other background information or advice, or otherwise participate in the Compensation Committee or Board meetings.

The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program and determines the principal components of compensation (base salary, performance bonus, and equity awards) for our executive officers on an annual basis, typically at the beginning of each fiscal year; however, decisions may occur during the year for new hires, promotions, or other special circumstances as the Compensation Committee determines appropriate. Neither the Board nor the Compensation Committee delegates authority to approve executive officer compensation. The Compensation Committee does not maintain a formal policy regarding the timing of equity awards to our executive officers; awards are generally approved at a meeting of the Compensation Committee in March of each year.
The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. In fiscal year 2024, we retained Meridian as an independent compensation consultant to provide executive compensation consulting services to the Compensation Committee and assist it in reviewing our executive compensation programs, making compensation decisions for each of our executive officers, and ensuring that our compensation programs remain competitive in attracting and retaining talented executives. The compensation consultant reports directly to the Compensation Committee, which maintains the authority to direct its work and engagement. The compensation consultant interacts with management to gain access to company information that is required to perform its services and to understand the culture and policies of our organization.
Meridian’s engagement with respect to executive compensation decisions for fiscal year 2024 included conducting a review of the design and competitive positioning of our compensation programs for our Chief Executive Officer, other executive officers, and non-employee directors in preparation for making compensation decisions for fiscal year 2024, reviewing our aggregate long-term incentive practices, and updating its prior compensation study regarding equity grant practices. As part of our compensation review for fiscal year 2024, Meridian provided the Compensation Committee with the following services, which the Compensation Committee used to make decisions related to compensation for fiscal year 2024:
•reviewed and provided an analysis of the compensation arrangements for all our NEOs, including the design and structure of our annual cash incentive bonus plan and equity-based incentive compensation program;
•advised on the design and structure of our cash and equity incentive compensation programs;
•prepared an analysis of our share usage under our equity incentive plan;
•updated the Compensation Committee on emerging trends and best practices in the area of executive and Board compensation;
•provided recommendations and assisted with developing our peer group;
•provided compensation data for similarly situated executive officers at companies in our peer group; and
•reviewed and provided recommendations on the compensation program for our non-employee directors.
The Compensation Committee considered whether the work of Meridian raised any conflict of interest, taking into account the following factors: (i) the amount of fees paid to the compensation consultant, as a percentage of the firm’s total revenue; (ii) the provision of other services to us by the compensation consultant; (iii) the compensation consultant’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; (v) any business or personal relationship of the compensation consultant or the individual compensation advisors employed by the firm with any of our executive officers or any members of the Compensation Committee; and (vi) any shares of our common stock owned by the compensation consultant or the individual compensation advisors employed by the firm. Based on these factors, the Compensation Committee concluded that the work of Meridian and the individual compensation advisors employed by Meridian did not create any conflict of interest.

Peer group and market data
In making compensation decisions for fiscal year 2024, the Compensation Committee reviewed market data, with the assistance of Meridian, for each named executive officer’s position, compiled by Meridian, from the following peer group of companies:

Enact Holdings, Inc.	Pathward Financial, Inc.
First Interstate BancSystem, Inc.	PennyMac Financial Services, Inc.
Hilltop Holdings Inc.	Radian Group Inc.
loanDepot, Inc.	South State Corporation
MGIC Investment Corporation	Trustmark Corporation
Mr. Cooper Group Inc.	United Bankshares, Inc.
Nelnet, Inc.	Walker & Dunlop, Inc.
NMI Holdings, Inc.	WSFS Financial Corporation
Northwest Bancshares, Inc.
The above peer group was recommended by Meridian and selected based on the following parameters: revenue, net income, return on equity (“ROE”), assets and market capitalization.
Factors used in determining executive compensation
The Compensation Committee sets the compensation of our executive officers at levels the Compensation Committee determines to be competitive and appropriate for each named executive officer, using the Compensation Committee’s professional experience and judgment. Compensation decisions are not made by use of a formulaic approach; the Compensation Committee believes that these decisions require consideration of a multitude of relevant factors that may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the following factors:
•our corporate performance and business needs;
•each named executive officer’s individual performance, experience, job function, change in position or responsibilities, and expected future contributions to our company;
•internal pay equity among our named executive officers and positions;
•the need to attract new talent to our executive team and retain existing talent in a highly competitive industry;
•a range of market data reference points;
•the total compensation cost and stockholder dilution from executive compensation actions;
•trends and compensation paid to similarly situated executives within our market;
•its compensation consultant’s recommendations;
•a review of each named executive officer’s total targeted and historical compensation and equity ownership; and
•our Chief Executive Officer’s recommendations, based on the Chief Executive Officer’s direct knowledge of the performance of each named executive officer and the Chief Executive Officer’s review of competitive market data.

Compensation policies
Equity granting policy
We maintain an equity granting policy that governs the issuance of equity awards by the Chief Executive Officer under authority delegated from the Compensation Committee. The policy is designed to create a consistent process for allowing the Chief Executive Officer to grant equity-based awards and ensure the integrity and efficiency of the award process. Under this general delegation of authority, the Chief Executive Officer may make grants to newly hired or promoted employees, to recognize employee performance and achievement, for retention purposes, or make annual grants to eligible employees, provided that the employee may not be an officer of the Company, a member of the Board, or a consultant, must have a satisfactory performance record as determined by the Chief Executive Officer, and must not have informed Guild of their intention to retire. The Chief Executive Officer may not make grants to any particular employee that exceed the limits on grants by position determined by the Compensation Committee, or make annual grants which exceed, in the aggregate, the maximum number of shares of Common Stock established by the Compensation Committee for that calendar year. All grants must have the terms and conditions required by our 2020 Omnibus Incentive Plan and our standard form of equity award agreement for RSUs approved by the Compensation Committee. The policy also requires documentation of all equity awards granted under the policy, and the Chief Executive Officer must advise the Compensation Committee of any grant under the policy at a committee meeting following the grant.
For all grants to newly hired and promoted employees, or for recognition or retention purposes, the grant date will be one of the first date of the next fiscal quarter following the first day of employment, date of promotion, recognition, or date approved by the CEO for retention, the next following January 1, or the next following April 15. Generally all annual grants under delegated authority will have a grant date of April 15, which is the same date annual awards are granted by the Compensation Committee.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
The Company’s historic practice is to grant annual equity awards to executive officers on April 15 of each calendar year and to grant annual equity awards to non-employee directors on the date of the annual meeting of stockholders at which such director is elected. In accordance with the equity granting policy described above, awards to non-executive officer employees are also made on April 15 of each calendar year. In 2024, we made annual grants to executive officers and other employees, and grants to non-employee directors in accordance with this historic practice. We have not timed the disclosure of material nonpublic information to affect the value of executive compensation. Any coordination between a grant and the release of information that could be expected to affect such grant’s value is precluded by the predetermined schedule of annual grants and grants made under the equity granting policy as described above.
The Compensation Committee and the Chief Executive Officer did not take material nonpublic information into account when determining the timing and terms of equity awards in 2024, and we do not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation. We have not historically awarded option grants and accordingly, in 2024, no stock options were granted to any NEO within four business days prior to or one business day following the filing of a Form 10-Q, 10-K, or 8-K that disclosed material nonpublic information.
Incentive Compensation Recoupment (“Clawback”) Policy
On November 2, 2023, we adopted an Incentive Compensation Recoupment Policy that will be administered by the Compensation Committee. The Incentive Compensation Recoupment Policy is intended to comply with the final clawback rules adopted by the Securities and Exchange Commission pursuant to Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended, and the applicable rules of The New York Stock Exchange. The Incentive Compensation Recoupment Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from current and former executive officers (as defined in Rule 10D-1) of the Company in the event the Company is required to prepare an accounting restatement, in accordance with the final clawback rules. The recovery of such compensation applies regardless of whether an executive officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Incentive Compensation Recoupment Policy and consistent with the final clawback rules, the Board of Directors may recoup from executive officers erroneously awarded incentive compensation received within a lookback period of the three completed fiscal years preceding the date on which the Company is required to prepare an accounting restatement.
Any right of recoupment under the Incentive Compensation Recoupment Policy is in addition to any other right of recoupment Guild may have, including under the employment agreements with our executive officers, under any equity plan or equity award.
Stock ownership guidelines
Our Board of Directors has adopted stock ownership guidelines for named executive officers, officers within the meaning of Rule 16a-1(f) under the Exchange Act, and non-officer directors. These guidelines serve to align the interest of covered individuals with the interests of our shareholders and to promote our commitment to sound corporate governance. The following table summarizes our stock ownership guidelines, which were developed based on market and peer group data.

Title	Multiple of salary or cash retainer
Chief Executive Officer	5x
President	3x
Other named Executive Officer	2x
Other Section 16 Officer	1x
Non-Executive Director	5x
The value of an officer or director’s stock ownership is determined as of April 1 of each calendar year. Officers and directors as of November 24, 2021, when the guidelines went into effect, are expected to meet the applicable guideline by March 31, 2027. Our Compensation Committee periodically reviews these guidelines to determine whether the multiple of salary or cash retainer for any officer or director needs to be adjusted. Any revised guideline must be met by the affected individual on or before the end of the first quarter in the calendar year three full years after the date of the adjustment.
Officers and directors may satisfy their ownership guidelines with shares owned outright by the individual or members of his or her immediate family, shares held in trust for his or her benefit or for the benefit of an immediate family member, shares owned by an entity for which the individual serves as a partner or is otherwise materially affiliated with if such entity beneficially owns 5% or more of our outstanding shares, vested shares under any deferred compensation plan, exercised stock options, net of the number of shares need to pay the exercise price and unvested restricted stock units. Unearned performance-based shares, units, and unexercised stock options are excluded from calculation.
If a director or officer is not in compliance with the guidelines, the Compensation Committee may recommend that the Board take action as it determines appropriate, including prohibiting the director or officer from selling any shares acquired through the vesting or exercise of stock awards, other than shares needed to pay applicable taxes and exercise prices, until the guidelines are met.
Employment arrangements with named executive officers
We are a party to an executive compensation agreement effective January 1, 2021 with each of our executive officers: Ms. Schmidt, Mr. Neylan and Ms. Kramer. This executive compensation agreement reflects the same terms for each executive and is summarized below. All of the executive officers are employed on an at-will basis.
Pursuant to the executive compensation agreement, the executive’s base salary will be determined annually by the Compensation Committee. In addition, the executive is eligible to receive annual incentive compensation in an amount to be determined annually by the Compensation Committee based on the achievement of individual and corporate performance goals set by the Compensation Committee and communicated to the executive from year to year, which are subject to review and adjustment at the sole discretion of the Compensation Committee. The executive must be employed as of the last day of the applicable calendar year in which the incentive compensation relates in order to earn and receive payment for the incentive compensation for such applicable calendar year. Any incentive compensation earned must be paid no later than March 15 of the following year.

The executive’s employment and the employment agreement may be terminated upon mutual agreement, by the parties entering into a subsequent agreement, or by either party at any time, for any reason, with or without cause.
Upon the executive’s termination of employment, the executive is entitled to receive the executive’s base salary earned through the last day of employment, any incentive compensation earned by and payable to the executive upon termination of employment, and any other items earned by and owed to the executive as of the termination of the executive’s employment in accordance with our policies and plans and applicable laws.
In addition, if the executive’s employment is terminated by Guild Mortgage Company for any reason, with or without cause (excluding termination due to commission of a crime), or if ill health permanently prevents the executive from performing all the executive’s responsibilities as an executive officer, we must continue to pay the executive’s then-current base salary for a period of one year in accordance with our normal payroll practices. The executive’s severance is conditioned upon the executive executing a waiver and release in a form acceptable to us.
The executive compensation agreement also includes a one-year post-termination employee non-solicitation covenant.
Compensation Committee interlocks and insider participation
The Compensation Committee is comprised of three non-employee, independent directors: Mr. Meyer (Chair), Mr. Bryant and Ms. Messinger. No member of the Compensation Committee is or was formerly an officer or an employee of the Company or had any related person transaction required to be disclosed in which the Company was a participant during the last fiscal year. In addition, no executive officer of the Company serves on the Compensation Committee or board of directors of a company for which any of the Company’s directors serves as an executive officer.
Compensation risk analysis
In developing and reviewing our executive incentive programs, the Compensation Committee considers the risks inherent in the design of compensation arrangements to ensure they do not encourage executives to take unacceptable levels of business risk. The Compensation Committee reviewed the Company’s compensation programs and related governance provisions and practices, including risk mitigating features and factors such as the Compensation Committee’s robust oversight and goal setting process; our use of multiple quantitative metrics in our annual incentive plan that are aligned with key value drivers for Guild’s business and our stockholders interests; our balanced mix of long-term and short-term compensation, as well as our balanced mix of cash and equity compensation; caps on annual incentive pay to limit windfalls; and clawback provisions designed to recoup compensation in circumstances set forth in our Incentive Compensation Recoupment Policy. Based on the Compensation Committee’s assessment, the Compensation Committee believes that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on Guild.
2024 Summary compensation table
The following table presents information regarding the total compensation awarded to, earned by, and paid to our NEOs for services rendered to the Company in all capacities during our fiscal years 2024 and 2023:

Name and principal position	Year	Salary	Stock awards(1)	Non-equity incentive plan compensation(2)	All other compensation(3)	Total
Terry L. Schmidt	2024	$700,000	$1,500,002	$1,673,913	$181,827	$4,055,742
Chief Executive Officer	2023	$637,500	$1,500,020	$881,250	$166,383	$3,185,153
David Neylan	2024	$600,000	$830,004	$956,522	$113,843	$2,500,369
President and Chief Operating Officer	2023	$527,500	$750,010	$489,625	$100,426	$1,867,561
Desiree A. Kramer	2024	$460,000	$400,008	$476,667	$64,319	$1,400,994
Chief Financial Officer	2023	$420,000	$450,007	$252,000	$69,535	$1,191,542
(1)The amounts shown reflect the aggregate grant date fair value of RSUs granted, determined in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the NEOs during the fiscal years presented. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 1 of the consolidated financial statements in our 2024 Annual Report on Form 10-K, regarding assumptions underlying valuation of equity awards for the fiscal year ended December 31, 2024. Details regarding equity awards that are still outstanding can be found in the “Outstanding Equity Awards at Fiscal Year End” table.
(2)Amounts in this column represent annual performance-based bonuses our NEOs earned for the respective fiscal year under our annual bonus plan, which are reported for the year in which the related services were performed. For a description of the 2024 Bonus Plan, see “Executive Officer compensation—Short-Term Cash Incentive Compensation.” Each of the 2024 and 2023 performance-based bonuses shown above was paid in cash to each NEO in early 2025 and 2024, respectively.
(3)All other compensation includes the following:

Name and principal position	Year	DEUs issued in conjunction with special cash dividends declared and paid	Company matching contributions to 401(k) plan	President's club expenses	Tax gross up for president's club expenses	Total
Terry L. Schmidt	2024	$157,148	$8,280	$12,382	$4,017	$181,827
Chief Executive Officer	2023	$144,480	$7,920	$12,045	$1,938	$166,383
David Neylan	2024	$86,819	$8,280	$12,382	$6,362	$113,843
President and Chief Operating Officer	2023	$83,300	$7,920	$6,023	$3,183	$100,426
Desiree A. Kramer	2024	$56,171	$8,148	$—	$—	$64,319
Chief Financial Officer	2023	$63,295	$6,240	$—	$—	$69,535
Outstanding equity awards at fiscal year-end
The following table provides information regarding equity awards held by the named executive officers that were outstanding as of December 31, 2024:

Name	Grant Date		Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested(1)
Terry L. Schmidt	4/15/2022	(2)	29,028	$409,585
	4/15/2023	(2)	65,894	$929,764
	7/1/2023	(2)	31,613	$446,059
	4/15/2024	(2)	110,513	$1,559,338
David Neylan	4/15/2022	(2)	19,352	$273,057
	4/15/2023	(2)	39,537	$557,867
	7/1/2023	(2)	9,485	$133,833
	4/15/2024	(2)	61,152	$862,855
Desiree A. Kramer	4/15/2022	(2)	13,546	$191,134
	4/15/2023	(2)	29,652	$418,390
	4/15/2024	(2)	29,472	$415,850
(1)The amounts shown are based on a price of $14.11 per share, which was the closing price of our common stock on the NYSE on December 31, 2024, the final trading day of the fiscal year.
(2)These restricted stock units vest and are settled as to one-third of the underlying shares on the first three anniversaries of the grant date.
Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officers, or PEOs, and Non-PEO named executive officers, or Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

For 2024, our PEO was Terry L. Schmidt and our other non-PEO NEOs were David Neylan and Desiree A. Kramer. For 2023, our first PEO was Mary Ann McGarry during 2023 until her retirement on June 30, 2023 and our second PEO was Ms. Schmidt beginning July 1, 2023. The non-PEO NEOs for 2023 were Mr. Neylan and Ms. Kramer. For 2022, our PEO was Ms. McGarry and our non-PEO NEOs were Ms. Schmidt and Barrett Horn.

Year	Summary compensation table total for first PEO(1)	Compensation actually paid to first PEO(2)	Summary compensation table total for second PEO(3)	Compensation actually paid to second PEO(4)	Average summary compensation table total for non-PEO NEOs(5)	Average compensation actually paid to non-PEO NEOs(6)	Value of initial fixed $100 investment based on total shareholder return (“TSR”)(7)	Net income (loss)(8)
2024	N/A	N/A	$4,055,742	$4,101,927	$1,950,682	$1,981,452	$108.52	$96,932,000
2023	$1,995,088	$3,032,437	$3,185,153	$4,169,479	$1,529,552	$2,037,958	$104.54	$(39,137,000)
2022	$1,741,695	$1,210,486	N/A	N/A	$1,258,102	$843,768	$71.92	$328,630,000
(1)The dollar amounts reported are the amounts of total compensation reported for Ms. McGarry (our former Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table for that year.
(2)The dollar amounts reported represent the amount of “compensation actually paid” to Ms. McGarry, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Ms. McGarry during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Ms. McGarry’s total compensation for each year to determine the compensation actually paid:

Year	Reported SCT total for PEO	Amounts reported as “Stock Awards” in SCT(a)	Equity award adjustments(b)	Compensation actually paid to PEO
2024	N/A	N/A	N/A	N/A
2023	$1,995,088	$(1,649,668)	$2,687,017	$3,032,437
2022	$1,741,695	$(750,000)	$218,791	$1,210,486
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock awards” column in the SCT and the grant date fair value of DEUs issued in conjunction with special cash dividends declared and paid reported in the “All other compensation” column for the applicable year.
(b)The equity awards adjustments for each applicable year are calculated as follows: (i) add the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) add the amount of the change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) add, for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) add, for awards granted in prior years for which all applicable vesting conditions were satisfied at the end of or during the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) subtract, for awards granted in prior years that fail to meet the applicable vesting conditions during the applicable year, the amount equal to the fair value at the end of the prior fiscal year; and (vi) add the dollar value of any dividends or other earnings paid on stock awards in the applicable year prior to the vesting date that are not otherwise included in total compensation for the applicable year (of which there were none). The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Fair value of equity awards granted in the year and unvested as of year end	Year over year change in fair value of outstanding and unvested equity awards	Fair value as of the vesting date for awards granted and vested in the year	Change in fair value as of vesting date of equity awards granted in prior years that vested in the year	Total equity award adjustments
2024	N/A	N/A	N/A	N/A	N/A
2023	$2,103,947	$503,080	$17,914	$62,076	$2,687,017
2022	$815,464	$(424,855)	$—	$(171,818)	$218,791

(3)The dollar amounts reported are the amounts of total compensation reported for Ms. Schmidt (our Chief Executive Officer) for each corresponding year in the “Total” column of the 2024 Summary Compensation Table. Refer to “Executive officer compensation – 2024 Summary compensation table.”
(4)The dollar amounts reported represent the amount of “compensation actually paid” to Ms. Schmidt, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Ms. Schmidt during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Ms. Schmidt’s total compensation for each year to determine the compensation actually paid:

Year	Reported SCT total for PEO	Amounts reported as “Stock Awards” in SCT(a)	Equity award adjustments(b)	Compensation actually paid to PEO
2024	$4,055,742	$(1,657,150)	$1,703,335	$4,101,927
2023	$3,185,153	$(1,644,500)	$2,628,826	$4,169,479
2022	N/A	N/A	N/A	N/A
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock awards” column in the SCT and the grant date fair value of DEUs issued in conjunction with special cash dividends declared and paid reported in the “All other compensation” column for the applicable year.
(b)The equity awards adjustments for each applicable year are calculated as follows: (i) add the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) add the amount of the change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) add, for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) add, for awards granted in prior years for which all applicable vesting conditions were satisfied at the end of or during the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) subtract, for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock awards in the applicable year prior to the vesting date that are not otherwise included in total compensation for the applicable year (of which there were none). The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Fair value of equity awards granted in the year and unvested as of year end	Year over year change in fair value of outstanding and unvested equity awards	Fair value as of the vesting date for awards granted and vested in the year	Change in fair value as of vesting date of equity awards granted in prior years that vested in the year	Total equity award adjustments
2024	$1,613,761	$2,453	$39,113	$48,008	$1,703,335
2023	$2,073,062	$480,376	$16,489	$58,899	$2,628,826
2022	N/A	N/A	N/A	N/A	N/A
(5)The dollar amounts reported represent the average of the amounts reported for the NEOs as a group (excluding our PEOs) in the “Total” column of the Summary Compensation Table in each applicable year.
(6)The dollar amounts reported represent the average amount of “compensation actually paid” to the NEOs as a group (excluding our PEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding our PEO) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding our PEO) for each year to determine the compensation actually paid, using the same methodology described above in Note (2) and (4):

Year	Average SCT total for Non-PEO NEOs	Average amounts reported as “Stock Awards” in SCT(a)	Average equity award adjustments(b)	Average compensation actually paid to non-PEO NEOs
2024	$1,950,682	$(686,501)	$717,271	$1,981,452
2023	$1,529,552	$(673,306)	$1,181,712	$2,037,958
2022	$1,258,102	$(425,000)	$10,666	$843,768
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock awards” column in the SCT and the grant date fair value of DEUs issued in conjunction with special cash dividends declared and paid reported in the “All other compensation” column for the applicable year.
(b)The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Fair value of equity awards granted in the year and unvested as of year end	Year over year average change in fair value of outstanding and unvested equity awards	Fair value as of the vesting date for awards granted and vested in the year	Change in fair value as of vesting date of equity awards granted in prior years that vested in the year	Total average equity award adjustments
2024	$663,332	$1,068	$21,028	$31,843	$717,271
2023	$850,705	$285,582	$10,178	$35,247	$1,181,712
2022	$462,097	$(321,436)	$—	$—	$10,666

(7)Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(8)The dollar amounts reported represent the amount of net (loss) income reflected in the Company’s audited financial statements for the applicable year. The Company does not use net income or loss as a performance measure in its executive compensation program.

Relationship disclosure to Pay Versus Performance table
As described in more detail above under “Compensation of Named Executive Officers,” the Company’s executive compensation program reflects a performance-driven compensation philosophy and the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance tables.
Compensation actually paid and Performance Measures
The charts below show, for the past two years, the relationship between the compensation actually paid (CAP) to our PEOs and the average compensation actually paid (CAP) to our non-PEO NEOs to (i) the Company’s cumulative TSR; and (ii) the Company's net income.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended, whether made before or after the date here

Director compensation
Annual cash retainer. For 2024, each non-employee member of our Board of Directors received a $50,000 annual cash retainer. The Chairperson of the Board, chairpersons and members of each committee of the Board also received the additional annual cash retainers described below:
•Chairperson. The Chairperson of our Board of Directors received an additional annual cash retainer of $25,000.
•Audit Committee Members. The chairperson of the Audit Committee received an additional annual cash retainer of $25,000 and all other committee members received an additional annual cash retainer of $10,000.
•Compensation Committee Members. The chairperson of the Compensation Committee received an additional annual cash retainer of $15,000 and all other committee members received an additional annual cash retainer of $7,500.
•Nominating and Corporate Governance Committee Members. The chairperson of the Nominating and Corporate Governance Committee received an additional annual cash retainer of $10,000 and all other committee members received an additional annual cash retainer of $5,000.
Annual RSU retainer. Consistent with our historic practice of annual equity grants to non-employee directors, the Compensation Committee determined that for 2024, each non-employee director would receive a grant of a number of RSUs under the 2020 Omnibus Incentive Plan with a grant date value equal to $110,000 ($160,000 in the case of the Chairperson of our Board of Directors). RSUs were granted on the date of our 2024 annual stockholder meeting and will vest, generally subject to continued service on the Board, on the date of this Annual Meeting. In accordance with this determination, Mr. Bryant, Ms. Marcon, Ms. Messinger and Mr. Meyer received 7,796 RSUs on May 8, 2024. Mr. Duffy, the Chair of our Board of Directors, received 11,340 RSUs on May 8, 2024. Non-employee directors who are appointed to serve on the Board of Directors outside of the annual meeting of shareholders are granted a pro-rated portion of the number of RSUs comprising the annual grant on the date of their appointment to the Board. All RSUs granted under the 2020 Omnibus Incentive Plan will become immediately vested in full upon a change in control of the Company, subject to the non-employee director's continued service to the Company through such date. The Compensation Committee also has determined to grant an annual RSU award with a grant date value equal to $110,000 ($160,000 in the case of the Chairperson of our Board of Directors) in connection with this Annual Meeting with the same vesting provisions as the 2024 annual grant.

The following table sets forth information concerning compensation accrued or paid to our directors during the year ended December 31, 2024 for their service on our Board. Ms. Schmidt, who is a director and also our employee, received no additional compensation for her service as director and therefore, is not included in the table below.

Name	Fees earned or paid in cash	Stock awards(1)(2)	All other compensation(3)	Total
Junior Bryant	$77,500	$110,002	$3,898	$191,400
Patrick J. Duffy	$82,500	$160,007	$5,670	$248,177
Martha E. Marcon	$80,000	$110,002	$3,898	$193,900
Mary Ann McGarry	$50,000	$110,002	$103,423	$263,425
Gioia Messinger	$67,500	$110,002	$3,898	$181,400
Mike Meyer	$80,000	$110,002	$3,898	$193,900
(1)This column shows the grant date fair value computed in accordance with generally accepted accounting principles in the United States calculated in accordance with FASB ASC Topic 718. See Note 18 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2024. This does not include the value of additional RSUs received as DEUs. The amounts do not reflect the actual amounts that may be realized by the directors.
(2)No director held any stock options as of December 31, 2024. The aggregate number of stock awards, all of which were RSUs, including DEUs, held by each director listed in the table above as of December 31, 2024 was as follows:

Name	Aggregate number of stock awards outstanding
Junior Bryant	8,042
Patrick J. Duffy	11,697
Martha E. Marcon	8,042
Mary Ann McGarry	135,909
Gioia Messinger	8,042
Mike Meyer	8,042
(3)All other compensation includes the dollar value of the special dividend paid on June 6, 2024 on outstanding RSUs held by the director, which were paid in DEUs.

Proposal 4: Approval of amendment to amended and restated certificate of incorporation
General
Article VII of our amended and restated certificate of incorporation (as amended, the “Certificate of Incorporation”) limits the monetary liability of our directors in certain circumstances pursuant to, and consistent with, Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”). Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to permit a corporation to include within its certificate of incorporation a provision eliminating or limiting (i.e., exculpating) monetary liability for certain senior corporate officers for a breach of the duty of care in certain circumstances. The proposed Certificate of Amendment (as defined below) would allow for the limitation of liability of certain officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. As is currently the case with directors under our Certificate of Incorporation, the Certificate of Amendment would not limit the liability of officers for breaches of the duty of loyalty to the Company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law and any transaction from which the officer derived an improper personal benefit. In addition, only certain officers may be exculpated from liability: (i) the Company’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) an individual identified in our public filings as one of our most highly compensated officers; and (iii) an individual who, by written agreement with the Company, has consented to be identified as an officer for purposes of accepting service of process. The proposed amendment would eliminate the liability of these statutorily defined officers as described above, but will not be retroactive, and will not apply to any act or omission occurring prior to the effectiveness of the amendment.
The Board unanimously approved and declared advisable such an amendment to our Certificate of Incorporation and recommends that our stockholders approve such amendment. Upon approval of this proposal, the Company will file a Certificate of Amendment to our Certificate of Incorporation (the “Certificate of Amendment”) in the form attached hereto as Appendix A.
The Board believes that amending our Certificate of Incorporation to add the authorized liability protection for certain officers, consistent with the protection in our Certificate of Incorporation currently afforded our directors and the revisions to the DGCL, is necessary in order to continue to attract and retain experienced and qualified officers. The nature of the role of officers often requires them to make decisions on crucial matters often in time-sensitive situations, which can create risk of investigations, claims or proceedings seeking to impose liability based on hindsight, especially in the current litigious environment and regardless of merit. Exculpation could also reduce legal costs and result in less diversion of Board, management, and legal resources for the Company by discouraging lawsuits over matters covered by exculpation. This protection has long been afforded to directors, and, taking into account the narrow class and type of claims for which officers would be exculpated in accordance with the DGCL, the Board of Directors believes that extending similar exculpation to its officers is fair and in the best interests of the Company and its stockholders.
Required vote and Board recommendation
Approval of this Proposal 4 will require the affirmative vote of the holders of shares representing a majority of the total voting power of our outstanding shares of Common Stock entitled to vote at the Annual Meeting. Shares not voted, shares voted “Abstain,” and broker non-votes will have the same effect as a vote “Against” this proposal.
If the Company’s stockholders approve this Proposal 4, we intend to promptly file with the Secretary of State of the State of Delaware the Certificate of Amendment. The Board reserves the right to abandon the Certificate of Amendment at any time before it becomes effective, in the event it is approved by stockholders. If our stockholders do not approve the amendment to our Certificate of Incorporation, our Certificate of Incorporation will remain unchanged and the Certificate of Amendment will not be filed with the Secretary of State of the State of Delaware.

The Board unanimously recommends that you vote FOR the approval of the amendment to the amended and restated certificate of incorporation

Certain relationships and related party transactions
Other than compensation arrangements for our executive officers and directors that are described elsewhere in this proxy statement, there are no transactions since January 1, 2024 or any currently proposed transaction, to which we were or will be a participant and in which:
•The amounts involved exceeded or will exceed $120,000; and
•Any of our directors, executive officers or holders of more than 5% of our outstanding voting securities, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest, except that in fiscal year 2024, we paid compensation to our non-executive officer employee Cameron Mesker, son of Chief Executive Officer Terry Schmidt, in the amount of approximately $142,700, the majority of which was derived from earned sales commissions as a loan officer.
Policies and procedures for related party transactions
Pursuant to our related party transactions policy, all material transactions with a related party, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, will be subject to prior review and approval by our Audit Committee, who will determine whether such transactions or proposals are fair and reasonable to the Company and its stockholders. If advance approval is not feasible, then the Committee must ratify, by the affirmative vote of a majority of the disinterested members of the Committee, the related party transaction at its next regularly scheduled meeting or the transaction must be rescinded. In general, potential related-party transactions will be identified by our management and discussed with our Audit Committee at its meetings.
Proposals, including, where applicable, financial and legal analyses, alternatives, and management recommendations, are provided to our Audit Committee with respect to each issue under consideration, and decisions are generally made by our Audit Committee with respect to the foregoing related-party transactions after opportunity for discussion and review of materials. When applicable, our Audit Committee will request further information and, from time to time, will request guidance or confirmation from internal or external counsel or auditors.

Delinquent Section 16(a) reports
Based solely on a review of the reports filed in 2024 and related written representations from reporting persons, we are not aware of any late or delinquent filings under Section 16(a) of the Securities Exchange Act of 1934, except a Form 4 reporting two transactions with respect to acquired shares of Class A Common Stock pursuant to dividend reinvestments and dividend equivalent units credited as additional restricted stock units for each of Terry L. Schmidt, David Neylan, and Desiree A. Kramer that were filed one day late due to an administrative oversight.

Householding of proxy materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. We are delivering only one Notice of Internet Availability of Proxy Materials or other Annual Meeting materials to stockholders of record who share the same address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” reduces duplicate mailings, saves printing and postage costs as well as natural resources and will not affect dividend check mailings. If you wish to receive separate copies of proxy materials, please contact Broadridge at 1-866-540-7095 or Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders who wish to receive a separate set of proxy materials now should contact Broadridge at the same telephone number or mailing address and the materials will be delivered to you promptly upon your request.
If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials or if you hold our stock in more than one account, and, in either case, you wish to receive only a single copy of such materials in the future, please contact Broadridge at the telephone number or mailing address above with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

Other matters
The Board knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action regarding such matters as in their judgment seems advisable. If you are the beneficial owner of shares held in street name, your broker, bank or other nominee will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matters.
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 is available without charge upon written request to: Guild Holdings Company, Attention: Secretary, 5887 Copley Drive, San Diego, California 92111.

Appendix A
AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GUILD HOLDINGS COMPANY

If the stockholders approve Proposal 4 at the Annual Meeting, Article VII of the Company’s Amended and Restated Certificate of Incorporation will be amended as follows (with new language added in bold):

A. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.

B. Neither any amendment nor repeal of any of the foregoing provisions of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

C. For the purposes of this Section, the term “officer” is limited to: (i) the Corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) an individual identified in the Corporation’s public filings as one of the Corporation’s most highly compensated officers; and (iii) an individual who, by written agreement with the Corporation, has consented to be identified as an officer for purposes of accepting service of process.

GUILD HOLDINGS COMPANY
C/O SECRETARY
5887 COPLEY DRIVE
SAN DIEGO, CA 92111

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V63873-P26461 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GUILD HOLDINGS COMPANY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of each of the Class II Directors to serve until the 2028 annual meeting of stockholders and until their successors are duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Patrick J. Duffy
02) Terry L. Schmidt

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V63874-P26461

GUILD HOLDINGS COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS MAY 27, 2025

The undersigned stockholder(s) hereby appoint(s) Desiree A. Kramer and Bella Guerrero, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Guild Holdings Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific Time on Tuesday, May 27, 2025, or any adjournment or postponement thereof, virtually at www.virtualshareholdermeeting.com/GHLD2025.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE